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                          EXHIBIT INDEX


Exhibit 99     -     Press release of J.P. Morgan & Co.
Incorporated
                  dated December 13, 1995.



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                                                       Exhibit 99


                                                December 13, 1995



              J.P. Morgan raises quarterly dividend
             ______________________________________

     The Board of Directors of J.P. Morgan & Co. Incorporated today declared an increase in the regular quarterly dividend to $.81 per share from $.75 per share on the company's common stock (NYSE: JPM) for the quarter ending December 31, 1995.
     The Board also approved the purchase of up to 7 million shares of J.P. Morgan common stock to lessen the dilutive impact on earnings per share of the firm's employee benefit plans.
These purchases may be made periodically in 1996 or beyond in the open market or through privately negotiated transactions. The firm was authorized to purchase up to 7 million shares for its employee benefit plans in 1995 and has purchased approximately 4 million shares to date.
     The regular common stock dividend will be payable January 12, 1996, to stockholders of record at the close of business on December 26, 1995. Annualized, the new dividend is $3.24, compared with $3.00, and represents an increase of 8 percent.
     A dividend also has been declared on the Adjustable Rate Cumulative Preferred Stock Series A (NYSE: JPM Pr A) at the rate of 5.00% per annum and in the amount of $1.25 per share for the quarter ending December 31, 1995, payable on December 31, 1995, to stockholders of record on December 26, 1995.

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